Exhibit 10.1

June 30, 2021

PERSONAL AND CONFIDENTIAL

Scott Pancoast

Re: Resignation Agreement

Dear Scott:

The purpose of this letter agreement (the “Agreement”) is to document the terms of your voluntary resignation from the Board of Directors (the “Board”) of DermTech, Inc. (the “Company”), and any subcommittees of the Board, which resignation will be effective as of the date you sign this Agreement (the “Resignation Date”). This letter outlines the terms of certain benefits to you in connection with your resignation.

1.Resignation. Effective as of the date of this Agreement, you agree to resign from the Board and all subcommittees and any other offices thereof. Therefore, as of the date of this Agreement, you will no longer be a member of the Company’s Board of Directors or any committee thereof.

2.Consideration. On May 26, 2021, you were issued (i) 4,497 shares of Restricted Stock Units (the “RSUs”), subject to quarterly vesting over the period of one year and subject to being released on January 3, 2023 and (ii) 4,661 shares of RSUs, subject to vesting on—and being released on—January 1, 2023, both grants of which were conditional on you remaining in service to the Company. Because you are resigning from the Board, and your service is terminating, none of the RSUs would otherwise vest. However, if you sign this Agreement and do not revoke it, your RSUs will continue to vest and be released despite your resignation from the Board. All other terms and conditions that would be in place, but for your resignation, will continue to govern the RSUs, including the terms of the Company’s 2020 Equity Incentive Plan. As separate and additional consideration for your execution of this Agreement, the Board shall grant you additional restricted stock units (“Additional RSUs”) representing the right to receive a number of shares of common stock equal to the quotient obtained by dividing $100,000 by the closing price of the common stock of the Company on the trading day immediately prior to the grant date, which Additional RSUs will vest in full—and be released—at the next annual meeting of stockholders of the Company. This grant will take place as soon as administratively feasible after the date this Agreement is fully executed. Other than the quarterly cash payment of $16,000 for Board service due to you on June 30, 2021, you understand and agree that except as otherwise          provided herein, you will not receive any future payments or equity from the Company and you are not presently entitled to any such payments or equity.

3.Equity in the Company. You agree and acknowledge that other than the RSUs and the Additional RSUs set forth in Section 2, you are entitled to no further equity grants from the Company, whether as RSUs, options, or otherwise.

4.	Other Agreements.

(i)You will cooperate in transferring your duties and knowledge as Chair of the Compensation Committee to the new chairperson in a reasonable and timely manner and provide any other transition services as the Company or its Board may reasonably request.

(ii)You will return to the Company on the effective date of this Agreement all Company documents (whether in hard copy or electronic form and any copies thereof) and property (including, without limitation, all cell phones, laptops and other company equipment). In addition, you agree that you shall abide by the provisions of any confidentiality or proprietary rights agreements that you may have signed, the terms of which shall survive the signing of this Agreement. Further, you agree that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information.

(iii)You agree that you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its former or current officers, directors, employees and consultants) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and you will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Company (including its former or current officers, directors, employees and consultants).

(iv)The members of the Company’s Board and the Company’s executive management team will not make any statements that are professionally or personally disparaging about, or adverse to, you or your interests.

5.Mutual Release of Claims. You hereby agree and acknowledge that by signing this Agreement and accepting the consideration provided for in Section 2, and for other good and valuable consideration, you and the Company1/ are waiving your rights to assert any and all forms of legal claims against one another, of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date you execute this Agreement (the “Execution Date”). Except as set forth below, the waiver and release herein is intended to bar any form of legal claim, complaint or any other form of action by you or the Company against one another, including but not limited to bringing or participating in a class or collective action (each a “Claim” and jointly referred to as “Claims”). This includes any and all claims by you against the Company, or by the Company against you, seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs), for any alleged action, inaction or circumstance existing or arising through the execution date.

[1] /

For purposes of this release, the “Company” includes DermTech, Inc. and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company), parents, subsidiaries and all other related entities, and its and their former and current directors, officers, employees, trustees, agents, successors and assigns.

Notwithstanding the foregoing, this section does not release you or the Company from any obligation expressly set forth in this Agreement or any claim that cannot be released as a matter of law. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the economic benefits being provided to you under the terms of this Agreement.

**Unknown Claims, Waiver of California Civil Code Section 1542. You and the Company understand and expressly agree that this Agreement extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past, present, or future, arising from or attributable to any conduct of the Company or you, whether set forth in any claim or demand referred to in this Agreement or not, and that any and all rights granted to you under Section 1542 of the California Civil Code or any analogous state law or federal law or regulation, are expressly WAIVED. Section 1542 of the California Civil Code reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASING PARTY.

In waiving the provisions of Section 1542 of the California Civil Code, you and the Company acknowledge you may later discover facts in addition to or different from those you or the Company now believe to be true with respect to the matters released in this Agreement. You and the Company, however, agree you have taken that possibility into account in reaching this Agreement, and that the release in this Agreement will remain in effect as a full and complete release notwithstanding the discovery or existence of additional or different facts.

Nothing in this Agreement shall be deemed to prohibit you from filing a charge with any Federal agency, or from participating in any investigation or proceeding conducted by any Federal agency (or seeking the recovery of any governmental bounty). Nothing in this Agreement shall be construed to discharge the Company’s obligation to indemnify you as a director for qualified claims pursuant to your Indemnity Agreement, the Company bylaws or Certificate of Incorporation.

6.Entire Agreement/Modification/Waiver/Choice of Law/Enforceability. You acknowledge and agree that this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company (except as expressly stated otherwise), and sets forth the entire agreement between you and the Company with respect to the subject matter set forth herein. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future. This Agreement shall be deemed to have been made in the State of California and shall be construed in accordance with the laws of California without giving effect to conflict of law principles. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full, provided, however, that if any or all of the release is held unenforceable, this Agreement shall be deemed null and void.

By executing this Agreement, you are acknowledging that: (1) you have carefully read and understand the terms and effects of this Agreement, including the Section entitled Your

Release of Claims; (2) you understand that the Your Release of Claims is legally binding and by signing this Agreement, you give up certain rights; (3) you have been afforded sufficient time to understand the terms and effects of this Agreement; (4) your agreements and obligations hereunder are made voluntarily, knowingly and without duress; and (5) neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

This Agreement may be signed on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Agreement. The Company will counter-sign this Agreement once it receives it from you.

DermTech, Inc.

By: /s/ John Dobak

Its: Chief Executive Officer

Dated: 6/30/21

Confirmed, Agreed and Acknowledged:

/s/ Scott Pancoast

Scott Pancoast

Dated: 6/30/21